Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Heritage Global, Inc. of our report dated March 17, 2022, relating to the consolidated financial statements of Heritage Global, Inc. appearing in the Annual Report on Form 10-K of Heritage Global, Inc. for the year ended December 31, 2021.

BAKER TILLY US, LLP

San Diego, CA

July 13, 2022